[Stereotaxis logo] [Biosense logo]

FOR IMMEDIATE RELEASE
Contacts:	Kim Thompson

Biosense Webster, Inc.

(o) 909-839-8553

(m) 909-967-0039

kthomps5@bwius.jnj.com

Jim Stolze

Stereotaxis Inc.

(o) 314-678-6105

jstolze@stereotaxis.com

Biosense Webster and Stereotaxis Expand Strategic Alliance
and Extend Current Agreement

DIAMOND BAR, Calif., and ST. LOUIS, Mo. – May 9, 2007 – Biosense Webster, Inc., and Stereotaxis, Inc. (NASDAQ:STXS) today announced an expanded strategic alliance to integrate technology platforms, specifically the Stereotaxis Niobe System and the Biosense Webster Carto® EP Navigation System. The two companies also extended by two years the current worldwide agreement for the development and distribution of magnetically enabled irrigated tip catheters. The two-year extension runs through December 31, 2011.

“Through our alliance with Stereotaxis, together we can continue developing breakthrough technology for the millions of patients with arrhythmias,” said Roy Tanaka, Worldwide President, Biosense Webster. “We believe that computer guided magnetic navigation is beneficial in the treatment of arrhythmias and look forward to continuing our partnership with Stereotaxis to advance patient care.”

The agreement, which is focused on integration of cath lab systems and the computer guided delivery of magnetic devices, is intended to bring additional improvements in efficiency, efficacy and safety to interventional electrophysiology procedures.

“This expanded collaboration enables Stereotaxis to secure the advantages of the Biosense Webster irrigated catheter for an extended period and evidences the commitment the two companies have to continue development and distribution of this leading-edge technology to electrophysiology suites around the world,” said Bevil Hogg, Chief Executive Officer, Stereotaxis, Inc.

Additionally, beyond electrophysiology, the two companies have agreed to explore opportunities for expanding their integrated technology for the delivery of cells and other biological agents for the treatment of heart failure.

The companies will launch their expanded collaboration during a joint symposium at Heart Rhythm 2007, the Heart Rhythm Society’s 28th Annual Scientific Sessions, which will be held May 9-12 in Denver.

About Biosense Webster
Biosense Webster Inc, a Johnson & Johnson Company, pioneered EP diagnostic catheters more than 30 years ago and continues to lead the industry as an innovative provider of advanced diagnostic, therapeutic, and mapping tools. As the leader in navigation systems, Biosense Webster’s technology includes the largest installed base of navigation systems worldwide in leading hospitals and teaching institutions. With proprietary products such as the Carto® XP System, the CartoSound™ Image Integration Software Module, the ThermoCool® Irrigated Tip Catheter and the Lasso® Circular Variable Mapping Catheter, the company is changing the way electrophysiologists diagnose and treat arrhythmias.

About Stereotaxis
Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis System have received regulatory clearance in the United States, Europe and Canada.

About the Heart Rhythm Society
Heart Rhythm 2007 is the most comprehensive educational program for heart rhythm professionals, featuring over 200 educational sections and more than 130 innovative products and services. This year, the meeting will open with the AFib Summit, a two-day intensive summit on atrial fibrillation featuring world-renowned experts. The Heart Rhythm Society’s Annual Scientific Sessions have become the must-attend event of the year, allowing the exchange of new vital ideas and information among colleagues from every corner of the globe.

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